Exhibit 99.1
News

FOR IMMEDIATE RELEASE
Media Contact Information: Karen Kirkwood	Investor Contact Information: Ken Apicerno
Phone: 781-622-1306	Phone: 781-622-1294
E-mail: karen.kirkwood@thermofisher.com	E-mail: ken.apicerno@thermofisher.com
Website: www.thermofisher.com

Thermo Fisher Scientific Reports Second Quarter 2020 Results

WALTHAM, Mass. (July 22, 2020) – Thermo Fisher Scientific Inc. (NYSE: TMO), the world leader in serving science, today reported its financial results for the second quarter ended June 27, 2020.

Second Quarter 2020 Highlights

•Second quarter revenue increased 10% to $6.92 billion.
•Second quarter GAAP diluted earnings per share (EPS) increased 5% to $2.90.
•Second quarter adjusted EPS increased 28% to $3.89.

•Leveraged our industry-leading scale and expertise to meet strong global demand for COVID-19 products and services. Highlights in the second quarter included:
–Generated approximately $1.3 billion of COVID-related revenue
–Received expansion of emergency use authorization (EUA) to run our PCR test on additional instruments and consumables for greater workflow flexibility
–Designed and built a new facility in Lenexa, Kansas, to manufacture highly specialized viral transport media (VTM) for sample collection under a U.S. government contract
–Formed a collaboration with WuXi Diagnostics and Mayo Clinic to develop a total antibodies serology test
–Secured a multi-year pharma services contract with the U.S. Biomedical Advanced Research and Development Authority (BARDA) to support accelerated vaccine development and production.

•Continued to increase our global pharma services capacity to meet strong customer demand, announcing a strategic partnership with CSL Limited to provide our entire portfolio of pharma services and operate their new biologics facility in Lengnau, Switzerland, and beginning construction of a new site in Plainville, Massachusetts, that will double our viral vector manufacturing capacity.

•Launched innovative products and services across our businesses, including two new-generation Exploris mass spectrometers that extend our Orbitrap platform, a digital service offering for increased remote instrument support and a cell culture medium that enhances bioproduction efficiency.

Adjusted EPS, adjusted operating income, adjusted operating margin and free cash flow are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

“We delivered an extraordinary quarter,” said Marc N. Casper, chairman, president and chief executive officer of Thermo Fisher Scientific. “We quickly mobilized our resources to support the global COVID-19 response and made a significant contribution to our customers and society while effectively managing the company through the current economic environment.

“Our teams worked with relentless intensity to establish Thermo Fisher as a global leader in COVID-19 testing and leverage our pharma services leadership to support the development and production of therapeutics and vaccines. At the same time, we continued to execute our growth strategy, developing new products and capabilities across our businesses that will position us well for years to come.”

Casper added, “I’m very proud of what we’ve accomplished so far this year. Our performance demonstrates the strength of our company, the talent and sheer determination of our teams, and the scale of our role in helping customers and governments navigate these unprecedented times.”

Second Quarter 2020

Revenue for the quarter grew 10% to $6.92 billion in 2020, versus $6.32 billion in 2019. Organic revenue growth was 11% and currency translation decreased revenue by 1%.

GAAP Earnings Results

GAAP diluted EPS in the second quarter of 2020 increased 5% to $2.90, versus $2.77 in the same quarter last year. GAAP operating income for the second quarter of 2020 was $1.39 billion, compared with $1.50 billion in the year-ago quarter. GAAP operating margin was 20.1%, compared with 23.7% in the second quarter of 2019. GAAP results for the second quarter of 2019 reflect a gain on the sale of the company’s Anatomical Pathology business in June 2019.

Non-GAAP Earnings Results

Adjusted EPS in the second quarter of 2020 increased 28% to $3.89, versus $3.04 in the second quarter of 2019. Adjusted operating income for the second quarter of 2020 grew 26% compared with the year-ago quarter. Adjusted operating margin increased to 27.0%, compared with 23.5% in the second quarter of 2019.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the company’s four business segments, as highlighted below. Since these results are used for this purpose, they are also considered to be prepared in accordance with GAAP.

Life Sciences Solutions Segment

In the second quarter of 2020, Life Sciences Solutions Segment revenue was $2.60 billion, compared with revenue of $1.71 billion in the second quarter of 2019. Segment adjusted operating margin was 47.4%, versus 35.6% in the 2019 quarter.

Analytical Instruments Segment

Analytical Instruments Segment revenue was $1.05 billion in the second quarter of 2020, compared with revenue of $1.32 billion in the second quarter of 2019. Segment adjusted operating margin was 12.9%, versus 21.6% in the 2019 quarter.

Specialty Diagnostics Segment

Specialty Diagnostics Segment revenue was $0.99 billion in the second quarter of 2020, compared with revenue of $0.94 billion in the second quarter of 2019. Segment adjusted operating margin was 21.6%, versus 25.7% in the 2019 quarter. The company sold its Anatomical Pathology business at the end of June 2019.

Laboratory Products and Services Segment

In the second quarter of 2020, Laboratory Products and Services Segment revenue was $2.79 billion, compared with revenue of $2.63 billion in the second quarter of 2019. Segment adjusted operating margin was 10.1%, versus 13.1% in the 2019 quarter.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including adjusted EPS, adjusted operating income and adjusted operating margin, which exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs; restructuring and other costs/income; and amortization of acquisition-related intangible assets. Adjusted EPS also excludes certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and the impact of significant tax audits or events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. We also use a non-GAAP measure, free cash flow, which is operating cash flow, excluding net capital expenditures to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities. We believe that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the company’s performance, especially when comparing such results to previous periods or forecasts.

For example:

We exclude costs and tax effects associated with restructuring activities, such as reducing overhead and consolidating facilities. We believe that the costs related to these restructuring activities are not indicative of our normal operating costs.

We exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs. We exclude these costs because we do not believe they are indicative of our normal operating costs.

We exclude the expense and tax effects associated with the amortization of acquisition-related intangible assets because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of 3 to 20 years. Based on acquisitions closed through the end of the second quarter of 2020, adjusted EPS for full-year 2020 will exclude approximately $3.23 of expense for the amortization of acquisition-related intangible assets. Exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

We also exclude certain gains/losses and related tax effects, the impact of significant tax audits or events (such as changes in deferred taxes from enacted tax rate changes or the estimated initial impacts of U.S. tax reform legislation), which are either isolated or cannot be expected to occur again with any predictability and that we believe are not indicative of our normal operating gains and losses. For example, we exclude gains/losses from items such as the sale of a business or real estate, gains or losses on significant litigation-related matters, gains on curtailments of pension plans and the early retirement of debt.

We also report free cash flow, which is operating cash flow, excluding net capital expenditures to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities.

Thermo Fisher’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the company’s core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. Such measures are also used by management in their financial and operating decision-making and for compensation purposes.

The non-GAAP financial measures of Thermo Fisher’s results of operations and cash flows included in this press release are not meant to be considered superior to or a substitute for Thermo Fisher’s results of operations prepared in accordance with GAAP. Reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables. Thermo Fisher does not provide GAAP financial measures on a forward-looking basis because we are unable to predict with reasonable certainty and without unreasonable effort items such as the timing and amount of future restructuring actions and acquisition-related charges as well as gains or losses from sales of real estate and businesses, the early retirement of debt and the outcome of legal proceedings. The timing and amount of these items are uncertain and could be material to Thermo Fisher’s results computed in accordance with GAAP.

Conference Call

Thermo Fisher Scientific will hold its earnings conference call today, July 22, 2020, at 8:30 a.m. Eastern time. To listen, dial (877) 273-7122 within the U.S. or (647) 689-5496 outside the U.S. You may also listen to the call live on our website, www.thermofisher.com, by clicking on “Investors.” You will find this press release, including the accompanying reconciliation of non-GAAP financial measures and related information, in that section of our website under “Financial Results.” An audio archive of the call will be available under “Webcasts and Presentations” through Friday, August 28, 2020.

About Thermo Fisher Scientific

Thermo Fisher Scientific Inc. is the world leader in serving science, with annual revenue exceeding
$25 billion. Our Mission is to enable our customers to make the world healthier, cleaner and safer. Whether our customers are accelerating life sciences research, solving complex analytical challenges, improving patient diagnostics and therapies or increasing productivity in their laboratories, we are here to support them. Our global team of more than 75,000 colleagues delivers an unrivaled combination of innovative technologies, purchasing convenience and pharmaceutical services through our industry-leading brands, including Thermo Scientific, Applied Biosystems, Invitrogen, Fisher Scientific, Unity Lab Services and Patheon. For more information, please visit www.thermofisher.com.

Safe Harbor Statement

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties, including statements about expected revenue growth and long-term impacts of the COVID-19 pandemic. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the duration and severity of the COVID-19 pandemic; the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers' capital spending policies and government funding policies; the effect of economic and political conditions and exchange rate fluctuations on international operations; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to recent or pending acquisitions, including our pending acquisition of QIAGEN N.V., may not materialize as expected. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in our Quarterly Report on Form 10-Q for the quarter ended March 28, 2020, which is on file with the SEC and available in the "Investors" section of our website under the heading "SEC Filings." While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

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Consolidated Statement of Income (unaudited) (a)(b)
	Three Months Ended
	June 27,	% of	June 29,	% of
(In millions except per share amounts)	2020	Revenues	2019	Revenues

Revenues	$6,917		$6,316
Costs and Operating Expenses:
Cost of revenues (c)	3,416	49.4%	3,368	53.3%
Selling, general and administrative expenses (d)	1,417	20.5%	1,261	20.0%
Amortization of acquisition-related intangible assets	417	6.1%	429	6.8%
Research and development expenses	264	3.8%	246	3.9%
Restructuring and other costs (income), net (e)	12	0.2%	(484)	-7.7%
	5,526	79.9%	4,820	76.3%
Operating Income	1,391	20.1%	1,496	23.7%
Interest Income	8		60
Interest Expense	(137)		(181)
Other (Expense) Income, Net (f)	(9)		18
Income Before Income Taxes	1,253		1,393
Provision for Income Taxes (g)	(97)		(274)
Net Income	$1,156	16.7%	$1,119	17.7%

Earnings per Share:
Basic	$2.92		$2.80
Diluted	$2.90		$2.77
Weighted Average Shares:
Basic	395		400
Diluted	398		403

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$1,391	20.1%	$1,496	23.7%
Cost of Revenues Charges, Net (c)	2	0.0%	5	0.1%
Selling, General and Administrative Charges, Net (d)	42	0.6%	36	0.6%
Restructuring and Other Costs (Income), Net (e)	12	0.2%	(484)	-7.7%
Amortization of Acquisition-related Intangible Assets	417	6.1%	429	6.8%
Adjusted Operating Income (b)	$1,864	27.0%	$1,482	23.5%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$1,156		$1,119
Cost of Revenues Charges, Net (c)	2		5
Selling, General and Administrative Charges, Net (d)	42		36
Restructuring and Other Costs (Income), Net (e)	12		(484)
Amortization of Acquisition-related Intangible Assets	417		429
Other Expense (Income), Net (f)	25		—
(Benefit from) Provision for Income Taxes (g)	(104)		122
Adjusted Net Income (b)	$1,550		$1,227

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$2.90		$2.77
Cost of Revenues Charges, Net of Tax (c)	0.00		0.01
Selling, General and Administrative Charges, Net of Tax (d)	0.08		0.07
Restructuring and Other Costs (Income), Net of Tax (e)	0.03		(0.74)
Amortization of Acquisition-related Intangible Assets, Net of Tax	0.85		0.84
Other Expense (Income), Net of Tax (f)	0.05		0.00
(Benefit from) Provision for Income Taxes (g)	(0.02)		0.09
Adjusted EPS (b)	$3.89		$3.04

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$1,886		$1,294
Purchases of Property, Plant and Equipment	(269)		(220)
Proceeds from Sale of Property, Plant and Equipment	2		6
Free Cash Flow	$1,619		$1,080

Segment Data	Three Months Ended
	June 27,	% of	June 29,	% of
(In millions)	2020	Revenues	2019	Revenues

Revenues
Life Sciences Solutions	$2,602	37.6%	$1,710	27.1%
Analytical Instruments	1,051	15.2%	1,324	21.0%
Specialty Diagnostics	988	14.3%	943	14.9%
Laboratory Products and Services	2,787	40.3%	2,633	41.7%
Eliminations	(511)	-7.4%	(294)	-4.7%
Consolidated Revenues	$6,917	100.0%	$6,316	100.0%

Operating Income and Operating Margin
Life Sciences Solutions	$1,234	47.4%	$609	35.6%
Analytical Instruments	135	12.9%	286	21.6%
Specialty Diagnostics	214	21.6%	242	25.7%
Laboratory Products and Services	281	10.1%	345	13.1%
Subtotal Reportable Segments	1,864	27.0%	1,482	23.5%

Cost of Revenues Charges, Net (c)	(2)	0.0%	(5)	-0.1%
Selling, General and Administrative Charges, Net (d)	(42)	-0.6%	(36)	-0.6%
Restructuring and Other (Costs) Income, Net (e)	(12)	-0.2%	484	7.7%
Amortization of Acquisition-related Intangible Assets	(417)	-6.1%	(429)	-6.8%
GAAP Operating Income (a)	$1,391	20.1%	$1,496	23.7%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP).
(b) Adjusted results are non-GAAP measures and, for income measures, exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any predictability (see note (f) for details); and the tax consequences of the preceding items and certain other tax items (see note (g) for details).
(c) Reported results in 2020 include $2 of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations. Reported results in 2019 include $5 of charges for the sale of inventories revalued at the date of acquisition.
(d) Reported results in 2020 and 2019 include i) $42 and $37, respectively, of certain third-party expenses, principally transaction/integration costs related to recent/pending acquisitions and a divestiture. Reported results in 2019 also include $3 of credits from changes in estimates of contingent acquisition consideration offset in part by $2 of accelerated depreciation on fixed assets to be abandoned due to integration synergies and facility consolidations.
(e) Reported results in 2020 and 2019 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations. Reported results in 2019 include $505 of gain on the sale of the Anatomical Pathology business and $6 of charges for impairment of acquired technology in development.
(f) Reported results in 2020 include $27 of costs for the Qiagen acquisition, primarily for amortization of bridge loan commitments fees and entering hedging contracts, offset in part by $2 of gains from investments. Reported results in 2019 include $1 of net gains from investments and $1 of net charges for the settlement/curtailment of pension plans.
(g) Reported provision for income taxes includes i) $102 and $(86) of incremental tax benefit (provision) in 2020 and 2019, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; ii) $2 in 2020 of incremental tax benefit from audit settlements; iii) $7 in 2019 of incremental tax provision from adjusting the company's non-U.S. deferred tax balances as a result of tax rate changes; and iv) $29 of incremental tax provision in 2019, principally to adjust the impacts of U.S. tax reform legislation based on new guidance/regulations issued during the period.
Notes:
Consolidated depreciation expense is $157 and $142 in 2020 and 2019, respectively.

Consolidated Statement of Income (unaudited) (a)(b)
	Six Months Ended
	June 27,	% of	June 29,	% of
(In millions except per share amounts)	2020	Revenues	2019	Revenues

Revenues	$13,147		$12,441
Costs and Operating Expenses:
Cost of revenues (c)	6,781	51.6%	6,661	53.5%
Selling, general and administrative expenses (d)	2,668	20.3%	2,492	20.0%
Amortization of acquisition-related intangible assets	842	6.4%	851	6.8%
Research and development expenses	509	3.9%	494	4.0%
Restructuring and other costs (income), net (e)	50	0.4%	(473)	-3.8%
	10,850	82.5%	10,025	80.6%
Operating Income	2,297	17.5%	2,416	19.4%
Interest Income	44		127
Interest Expense	(263)		(370)
Other Income, Net (f)	3		37
Income Before Income Taxes	2,081		2,210
Provision for Income Taxes (g)	(137)		(276)
Net Income	$1,944	14.8%	$1,934	15.5%

Earnings per Share:
Basic	$4.91		$4.84
Diluted	$4.87		$4.80
Weighted Average Shares:
Basic	396		400
Diluted	399		403

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$2,297	17.5%	$2,416	19.4%
Cost of Revenues Charges (c)	4	0.0%	11	0.1%
Selling, General and Administrative Charges, Net (d)	48	0.4%	47	0.4%
Restructuring and Other Costs (Income), Net (e)	50	0.4%	(473)	-3.8%
Amortization of Acquisition-related Intangible Assets	842	6.4%	851	6.8%
Adjusted Operating Income (b)	$3,241	24.7%	$2,852	22.9%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$1,944		$1,934
Cost of Revenues Charges (c)	4		11
Selling, General and Administrative Charges, Net (d)	48		47
Restructuring and Other Costs (Income), Net (e)	50		(473)
Amortization of Acquisition-related Intangible Assets	842		851
Other Expense (Income), Net (f)	39		(7)
Benefit from Income Taxes (g)	(202)		(3)
Adjusted Net Income (b)	$2,725		$2,360

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$4.87		$4.80
Cost of Revenues Charges, Net of Tax (c)	0.01		0.02
Selling, General and Administrative Charges, Net of Tax (d)	0.10		0.09
Restructuring and Other Costs (Income), Net of Tax (e)	0.10		(0.72)
Amortization of Acquisition-related Intangible Assets, Net of Tax	1.67		1.64
Other Expense (Income), Net of Tax (f)	0.07		(0.01)
Provision for Income Taxes (g)	0.01		0.03
Adjusted EPS (b)	$6.83		$5.85

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$2,242		$1,943
Purchases of Property, Plant and Equipment	(522)		(421)
Proceeds from Sale of Property, Plant and Equipment	6		12
Free Cash Flow	$1,726		$1,534

Segment Data	Six Months Ended
	June 27,	% of	June 29,	% of
(In millions)	2020	Revenues	2019	Revenues

Revenues
Life Sciences Solutions	$4,376	33.3%	$3,317	26.7%
Analytical Instruments	2,152	16.4%	2,646	21.3%
Specialty Diagnostics	1,946	14.8%	1,900	15.3%
Laboratory Products and Services	5,517	42.0%	5,146	41.4%
Eliminations	(844)	-6.5%	(568)	-4.7%
Consolidated Revenues	$13,147	100.0%	$12,441	100.0%

Operating Income and Operating Margin
Life Sciences Solutions	$1,909	43.6%	$1,170	35.3%
Analytical Instruments	306	14.2%	568	21.4%
Specialty Diagnostics	450	23.1%	484	25.5%
Laboratory Products and Services	576	10.4%	630	12.2%
Subtotal Reportable Segments	3,241	24.7%	2,852	22.9%

Cost of Revenues Charges (c)	(4)	0.0%	(11)	-0.1%
Selling, General and Administrative Charges, Net (d)	(48)	-0.4%	(47)	-0.4%
Restructuring and Other (Costs) Income, Net (e)	(50)	-0.4%	473	3.8%
Amortization of Acquisition-related Intangible Assets	(842)	-6.4%	(851)	-6.8%
GAAP Operating Income (a)	$2,297	17.5%	$2,416	19.4%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP).
(b) Adjusted results are non-GAAP measures and, for income measures, exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any predictability (see note (f) for details); and the tax consequences of the preceding items and certain other tax items (see note (g) for details).
(c) Reported results in 2020 include $2 of charges to conform the accounting policies of a recently acquired business with the company's accounting policies and $2 of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations. Reported results in 2019 include $11 of charges for the sale of inventories revalued at the date of acquisition.
(d) Reported results in 2020 and 2019 include i) $48 and $48, respectively, of certain third-party expenses, principally transaction/integration costs related to recent/pending acquisitions and a divestiture. Reported results in 2019 also include $3 of credits from changes in estimates of contingent acquisition consideration offset in part by $2 of accelerated depreciation on fixed assets to be abandoned due to integration synergies and facility consolidations.
(e) Reported results in 2020 and 2019 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations. Reported results in 2019 include $505 of gain on sale of the Anatomical Pathology business and $6 of charges for impairment of acquired technology in development.
(f) Reported results in 2020 include $44 of costs for the Qiagen acquisition, primarily for entering hedging contracts and amortization of bridge loan commitments fees, and $1 of net charges for the settlement/curtailment of pension plans, offset in part by $6 of gains from investments. Reported results in 2019 include $8 of gains from investments and $1 of net charges for the settlement/curtailment of pension plans.
(g) Reported provision for income taxes includes i) $206 and $16 of incremental tax benefit in 2020 and 2019, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; ii) $6 and $11 in 2020 and 2019, respectively, of incremental tax provision from adjusting the company's non-U.S. deferred tax balances as a result of tax rate changes; iii) $2 in 2020 of incremental tax benefit from audit settlements; and iv) $2 of incremental tax provision in 2019, to adjust the impacts of U.S. tax reform legislation based on new guidance/regulations issued during the period.
Notes:
Consolidated depreciation expense is $306 and $275 in 2020 and 2019, respectively.

Condensed Consolidated Balance Sheet (unaudited)

	June 27,	December 31,
(In millions)	2020	2019

Assets
Current Assets:
Cash and cash equivalents	$5,818	$2,399
Accounts receivable, net	4,478	4,349
Inventories	3,648	3,370
Other current assets	1,831	1,775
Total current assets	15,775	11,893
Property, Plant and Equipment, Net	4,887	4,749
Acquisition-related Intangible Assets	13,170	14,014
Other Assets	2,061	2,011
Goodwill	25,700	25,714
Total Assets	$61,593	$58,381

Liabilities and Shareholders' Equity
Current Liabilities:
Short-term obligations and current maturities of long-term obligations	$675	$676
Other current liabilities	5,338	5,521
Total current liabilities	6,013	6,197
Other Long-term Liabilities	5,067	5,433
Long-term Obligations	20,638	17,076
Total Shareholders' Equity	29,875	29,675
Total Liabilities and Shareholders' Equity	$61,593	$58,381

Condensed Consolidated Statement of Cash Flows (unaudited)

	Six Months Ended
	June 27,	June 29,
(In millions)	2020	2019

Operating Activities
Net income	$1,944	$1,934

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,148	1,126
Change in deferred income taxes	(318)	(392)
Gain on sales of businesses	—	(505)
Other non-cash expenses, net	202	144
Changes in assets and liabilities, excluding the effects of acquisitions and disposition	(734)	(364)
Net cash provided by operating activities	2,242	1,943

Investing Activities
Acquisitions, net of cash acquired	(3)	(1,686)
Purchases of property, plant and equipment	(522)	(421)
Proceeds from sale of property, plant and equipment	6	12
Proceeds from sale of business, net of cash divested	—	1,126
Other investing activities, net	—	19
Net cash used in investing activities	(519)	(950)

Financing Activities
Net proceeds from issuance of debt	3,464	—
Repayment of debt	(2)	(3)
Net proceeds from issuance of commercial paper	383	1,895
Repayment of commercial paper	(387)	(1,855)
Purchases of company common stock	(1,500)	(750)
Dividends paid	(163)	(144)
Net proceeds from issuance of company common stock under employee stock plans	125	122
Other financing activities, net	(121)	—
Net cash provided by (used in) financing activities	1,799	(735)

Exchange Rate Effect on Cash	(107)	(61)
Increase in Cash, Cash Equivalents and Restricted Cash	3,415	197
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	2,422	2,117
Cash, Cash Equivalents and Restricted Cash at End of Period	$5,837	$2,314

Free Cash Flow (a)	$1,726	$1,534

(a) Free cash flow is net cash provided by operating activities less net purchases of property, plant and equipment.